Exhibit 99.1

EcoChain, Inc. Adds Immediate Capacity,

Reiterates 50MW 2021 Target

ALBANY, N.Y., April 12, 2021 /PRNewswire/ – EcoChain, Inc. (“EcoChain”), a wholly-owned subsidiary of Mechanical Technology, Incorporated (“MTI” or the “Company”), (NASDAQ: MKTY), a cryptocurrency mining business powered by renewable energy, today announced the acquisition of approximately 11.2 Petahash in SHA-256 Bitcoin miners and 235 Gigahash in Scrypt Litecoin miners for use by the Company and EcoChain in connection with the planned growth of MTI’s cryptocurrency mining business.

●	As of the close of business today, this capacity will be on-line and operational.

●	Consideration paid was $545 thousand in cash and approximately $210 thousand in common shares, for a total purchase price of $755 thousand.

●	The negotiated power cost is $.023 per kWh for 83% uptime.

“We believe that this transaction is highly advantageous and will help to drive our return on invested capital. This purchase provides EcoChain with the equipment required to support MTI’s planned expansion of its cryptocurrency mining business. Based on our development pipeline, we remain confident that by the end of 2021 we will have approximately 50MW of high ROI, green, ultra-low cost capacity,” said Michael Toporek, CEO of MTI.

About EcoChain, Inc.

EcoChain, Inc., a wholly-owned subsidiary of Mechanical Technology, Incorporated, is engaged in developing and operating ultra-low cost green data centers focused on cryptocurrency mining. For more information about EcoChain, please visit www.ecochainmining.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact Information:

Jess Olszowy

jolszowy@mtiinstruments.com

Investor Relations:

Kirin Smith, President

PCG Advisory, Inc.

646.823.8656

Ksmith@pcgadvisory.com

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